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As filed with the Securities and Exchange Commission on August 9, 2013.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Santander UK plc
(Exact name of registrant as specified in its charter)
England
(State or other jurisdiction of incorporation or organization)
98-0661684
(I.R.S. employer identification number)
2 Triton Square, Regent's Place, London NW1 3AN England
+44 870 607 6000
(Address and telephone number of Registrant's principal
executive offices)	Abbey National Treasury Services plc
(Exact name of registrant as specified in its charter)
England
(State or other jurisdiction of incorporation or organization)
98-0204729
(I.R.S. employer identification number)
2 Triton Square, Regent's Place, London NW1 3AN England
+44 870 607 6000
(Address and telephone number of Registrant's principal
executive offices)

Abbey National Treasury Services plc (Connecticut branch)
400 Atlantic Street, 2nd Floor
Stamford, CT 06901
203 355-7923
(Name, address and telephone number of agent for service)

With copies to:

Pierre-Marie Boury, Esq. Cleary Gottlieb Steen & Hamilton LLP 55 Basinghall Street London EC2V 5EH England	Joanne Wainwright Santander UK plc 2 Triton Square, Regent's Place London NW1 3AN England

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is filed as a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered/Proposed Maximum Offering Price Per Security/Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Guaranteed debt securities of Abbey National Treasury Services plc	Indeterminate(1)	$0(1)

Guarantees of Santander UK plc in connection with guaranteed debt securities(2)

(1)
The Registrants are registering an indeterminate amount of the securities of each identified class for offer from time to time at indeterminate offering prices. In accordance with Rules 456(b) and 457(r), the Registrants are deferring payment of all of the registration fee.

(2)
No separate consideration will be received for the guarantees in connection with the guaranteed debt securities. Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable with respect to the guarantees.

Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus contained in this Registration Statement and supplements to such Prospectus will also be used in connection with the offering of securities previously registered pursuant to the Registrants' Registration Statement (File No. 333-172925) and not issued.

 BASE PROSPECTUS

Abbey National Treasury Services plc
DEBT SECURITIES
fully, unconditionally and irrevocably guaranteed by
 Santander UK plc

        From time to time, Abbey National Treasury Services plc ("ANTS" or the "Issuer") may offer debt securities in one or more series fully, unconditionally and irrevocably guaranteed on a senior basis by Santander UK plc ("Santander UK").

        We will provide the specific terms of the securities that we are offering in supplements to this prospectus. These terms may include the specific designation, aggregate principal amount, ranking, authorized denominations, interest rates or their methods of calculation, interest payment dates and redemption provisions, among others. The prospectus supplement will also contain the names of the underwriters, dealers or agents involved in the sale of the debt securities, together with any applicable commissions or discounts. You should read this prospectus and any accompanying prospectus supplement carefully before you make a decision to invest. This base prospectus may not be used to sell any debt securities unless it is accompanied by a prospectus supplement.

        You should carefully consider the risk factors included in our periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 before you invest in any of our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

August 9, 2013

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "Commission") utilizing the "shelf registration process." Under the shelf registration process, we may sell the securities described in this prospectus in one or more offerings.

        There are certain restrictions on the distribution of this prospectus as set out in "Plan of Distribution."

        In connection with any issue of securities through this prospectus, a stabilizing manager or any person acting for it may over-allot or effect transactions with a view to supporting the market price of such securities at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on the stabilizing manager or any agent of it to do this. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

        This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide prospective investors with a prospectus supplement that will contain specific information about the terms of the securities. The prospectus supplement may also add to or update or change information contained in this prospectus. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading "Where You Can Obtain More Information."

        Unless the context requires otherwise, references to "Santander UK", "we", "our" or "us" in this prospectus refer to Santander UK and its consolidated subsidiaries, including ANTS. In this prospectus, we use a number of short-hand terms in order to simplify the discussion of our operations. In particular:

  •
  "euros" and "€" refer to the currency of the participating member states in the European Union;

  •
  "pounds", "sterling", "£", "pence" and "p" refer to the currency of the United Kingdom; and

  •
  "U.S. dollars", "dollars", "U.S.$", "$" and "¢" refer to the currency of the United States.

 LIMITATIONS ON ENFORCEMENT OF U.S. LAWS
AS AGAINST SANTANDER UK, ANTS, THEIR
RESPECTIVE MANAGEMENTS AND OTHERS

        Each of Santander UK and ANTS is a public limited company incorporated in England and Wales. All of our directors are residents of the United Kingdom or countries other than the United States. As a result, you should note that it may be difficult or impossible to serve legal process on Santander UK, ANTS, or their respective directors, officers and managers, and to force them to appear in a U.S. court. Santander UK's and ANTS's legal counsel in England, Slaughter and May, has advised them that there is doubt as to the enforceability in those countries, in original actions or in actions to enforce judgments of U.S. courts, of civil liabilities based on U.S. securities laws.

        We have consented to service of process in the Borough of Manhattan, the City of New York, for claims based on the documents underlying the particular debt securities that each of us will issue or guarantee, which include the related indenture, deposit and custody agreements, the terms of the debt securities and guarantees themselves and the related global debt securities.

WHERE YOU CAN OBTAIN MORE INFORMATION

        Santander UK and ANTS file annual reports, special reports and other information with the Commission. The Commission allows us to "incorporate by reference" the information Santander UK and ANTS file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Certain later information that Santander UK and ANTS file with the Commission will automatically update and supersede this information and any information so updated and superseded shall not be deemed, except as so updated or superseded, to constitute part of the registration statement or this prospectus. We incorporate by reference the following documents:

  •
  Santander UK's annual report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 20, 2013 (SEC File No. 001-14928),

  •
  ANTS's annual report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 22, 2013 (SEC File No. 001-35222),

  •
  Santander UK's report on Form 6-K furnished on August 9, 2013 (SEC File No. 001-14928) (Film No. 131025142),

  •
  any future filings by Santander UK or ANTS on Form 20-F made with the Commission under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus, and

  •
  any future reports on Form 6-K that Santander UK or ANTS furnishes to the Commission after the date of this prospectus and prior to the termination of the offering of securities offered by this prospectus that are identified in such reports as being incorporated by reference in this prospectus but only to the extent identified in such reports.

        You may read and copy any materials Santander UK or ANTS files at the Commission's Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the Commission at (800) SEC-0330 for further information on the operation of the Public Reference Room. The filings of Santander UK and ANTS with the Commission are also available at http://sec.gov. In addition, you may request a copy of these documents at no cost to you, by writing to or telephoning us at the following address: Secretariat, Santander UK plc, 2 Triton Square, Regent's Place, London NW1 3AN, England, telephone: +44 870 607 6000. Website: www.santander.co.uk

 FORWARD-LOOKING STATEMENTS MAY NOT BE ACCURATE

        We may from time to time make written or oral forward-looking statements. Written forward-looking statements may appear in documents filed with the Commission, including this prospectus or any accompanying prospectus supplement, documents incorporated herein by reference, other periodic reports to the SEC on forms 20-F and 6-K, offering circulars or other prospectuses, reports to shareholders, press releases and in other written materials and in oral statements made by its officers, directors or employees to third parties. Examples of such forward-looking statements include, but are not limited to:

  •
  projections or expectations of revenues, costs, profit (or loss), earnings (or loss) per share, dividends, capital structure or other financial items or ratios;

  •
  statements of plans, objectives or goals or those of our management, including those related to products or services;

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  statements of future economic performance; and

  •
  statements of assumptions underlying such statements.

        Words such as 'believes', 'anticipates', 'expects', 'intends', 'aims', 'plans', 'targets' and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

        By their very nature, forward-looking statements are not statements of historical or current facts; they cannot be objectively verified, are speculative and involve inherent risks and uncertainties, both general and specific, and risks exist that the predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements made by us or on our behalf. Some of these factors, which could affect our business, financial condition and/or results of operations, are considered in detail in the sections entitled "Risk Management Report" and "Risk Factors" contained in the annual reports on form 20-F for each of Santander UK and ANTS. They include:

  •
  the effects of UK economic conditions;

  •
  the effects of conditions in global financial markets (e.g., increased market volatility and disruption, reduced credit availability and increased commercial and consumer loan delinquencies);

  •
  the extent to which regulatory capital and liquidity requirements and any changes to these requirements may limit our operations;

  •
  our ability to access liquidity and funding on financial terms acceptable to us;

  •
  our exposure to UK Government debt and to the risks faced by other financial institutions;

  •
  the effects of the ongoing economic and sovereign debt tensions in the eurozone;

  •
  the effects of any changes to the credit rating assigned to us, any of our members or any of their respective debt securities;

  •
  the effects of fluctuations in interest rates, foreign exchange rates, basis spreads, bond and equity prices and other market factors;

  •
  the extent to which we may be required to record negative fair value adjustments for our financial assets due to changes in market conditions;

  •
  the credit quality of borrowers, our ability to assess this and control the level of non-performing loans, loan prepayment and the enforceability of collateral, including real-estate securing such loans;

  •
  the extent to which we may be exposed to certain operational losses (e.g., failed internal or external processes, people and systems);

  •
  the risks associated with our derivative transactions;

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  the effects of competition, or intensification of such competition, in the financial services markets in which we conduct business and the impact of our customer perception of our customer service levels on existing or potential new business;

  •
  our exposure to certain sectors or customers, such as small and medium enterprises with an annual turnover of more than £250,000 and up to £50 million ("SMEs") and individuals;

  •
  our ability to manage any future growth effectively (e.g., efficiently managing the operations and employees of expanding businesses and maintaining or growing our existing customer base);

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  our ability to realize the anticipated benefits of our business combinations and our exposure, if any, to any unknown liabilities or goodwill impairments relating to the acquired businesses;

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  the effects of the financial services laws, regulations, governmental oversight, administrative actions and policies and any changes thereto in each location in which we operate;

  •
  the effects of the proposed reform and reorganization of the structure of the UK financial regulatory authorities and of the UK regulatory framework that applies to our members;

  •
  the effects of any new reforms to the UK mortgage lending market and the personal loans market;

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  the power of the UK Prudential Regulation Authority or Financial Conduct Authority (or any overseas regulator) to intervene in response to attempts by customers to seek redress from financial service institutions, including us, in case of industry-wide issues;

  •
  the extent to which our members may be responsible for contributing to compensation schemes in the UK in respect of banks and other authorized financial services firms that are unable to meet their obligations to customers;

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  the effects which the UK Banking Act 2009 may have, should the HM Treasury, the Bank of England and/or the UK Prudential Regulation Authority exercise their powers under this Act in the future against us;

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  the risk of third parties using us as a conduit for illegal activities without our knowledge;

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  the effects of taxation requirements and other assessments and any changes thereto in each location in which we operate;

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  the effects of any changes in our pension liabilities and obligations;

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  our ability to recruit, retain and develop appropriate senior management and skilled personnel;

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  the effects of any changes to our reputation or the reputations of any of our members or affiliates operating under our brands;

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  the basis of preparation of our financial statements and information available about us;

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  our dependency on information technology systems and other group companies and third parties for essential services; and

  •
  our success at managing the risks to which we are exposed, including the foregoing.

        Undue reliance should not be placed on forward-looking statements when making decisions with respect to us and/or our securities. Investors and others should take into account the inherent risks and uncertainties of forward-looking statements and should carefully consider the foregoing non-exhaustive list of important factors. Forward-looking statements speak only as of the date on which they are made and are based on the knowledge, information available and views taken on the date on which they are made; such knowledge, information and views may change at any time. We do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

DESCRIPTION OF THE ISSUER AND GUARANTOR

Santander UK and the Santander UK Group

  Background

        Abbey National Building Society was formed in 1944 and its business was transferred to a public limited liability company, now called Santander UK plc, incorporated and registered in England and Wales under the Companies Act 1985. It was incorporated on 12 September 1988 with registered number 2294747. Santander UK is regulated by the Financial Conduct Authority and the Prudential Regulation Authority and is an authorized person with permission to accept deposits under the Financial Services and Markets Act 2000 ("FSMA").

        On November 12, 2004, Banco Santander, S.A. ("Banco Santander") completed the acquisition of the entire issued ordinary share capital of Santander UK, implemented by means of a scheme of arrangement under Section 425 of the Companies Act 1985 making Santander UK a subsidiary of Banco Santander. Banco Santander is one of the largest banks in the world by market capitalization. Founded in 1857, at the close of 2012, Banco Santander had €1,388 trillion in managed funds, 102 million customers, 14,392 branches and 187,000 employees.

  Business and Support Divisions

        Santander UK and its subsidiaries ("Santander UK Group"), headed by Ana Botín, Chief Executive Officer of Santander UK, operate four business divisions as follows:

  Retail Banking

        Retail Banking offers a wide range of products and financial services to customers through a network of branches, agencies and ATMs, as well as through, telephony, e-commerce and intermediary channels. It principally serves personal banking customers, but also services small businesses with a turnover of less than £250,000 per annum. Retail Banking products include residential mortgage loans, savings and current accounts, credit cards and personal loans as well as a range of insurance policies.

  Corporate Banking

        Corporate Banking provides a wide range of products and financial services to customers through a network of 35 regionally-based Corporate Business Centres and through telephony and e-commerce channels. It principally serves SMEs and other corporate customers with an annual turnover of more than £250,000. Corporate Banking products and services include loans, bank accounts, deposits, treasury services, invoice discounting, cash transmission and asset finance.

        The Large Corporates business offers specialist treasury services in fixed income and foreign exchange, lending, transactional banking services, capital markets and money markets to large multinational corporate customers with an annual turnover of more than £500 million. Lending includes syndicated loans and structured finance. Transactional banking includes trade finance and cash management. Money market activities include securities lending/borrowing and repos.

  Markets

        Markets offers risk management and other services to financial institutions, as well as other Santander UK divisions. Its main product areas are fixed income and foreign exchange, equity, capital markets and institutional sales.

  Corporate Centre

        Corporate Centre (formerly known as Group Infrastructure), includes Financial Management & Investor Relations ("FMIR", formerly known as Asset and Liability Management) and the non-core corporate and legacy portfolios. FMIR is responsible for managing capital and funding, balance sheet composition, structural market risk and strategic liquidity risk for the rest of the Santander UK Group. The non-core corporate and legacy portfolios include aviation, shipping, infrastructure, commercial mortgages, social housing loans and structured credit assets, all of which are being run-down and/or managed for value.

        The business segments detailed above are supported by various divisions including:

  Retail Products and Marketing – responsible for developing Santander UK's products, marketing and brand communications to serve customers better.

  Manufacturing – responsible for all information technology and operations activity, including service centres.

  Risk – responsible for ensuring that Santander UK is provided with an appropriate risk policy and control framework, and to report any material risk issues to the Board Risk Committee and the Board of Directors.

  Internal Audit – responsible for supervising the compliance, effectiveness and efficiency of Santander UK's internal control systems to manage its risks.

  Human Resources – responsible for delivering the human resources strategy and personnel support.

        In addition there are a number of corporate units, including Financial Control, Legal & Secretariat, Strategy, Internal Control and Compliance, Regulatory Affairs and Pensions, Customer Experience, Communications and Santander Universities within Santander UK.

  Recent Developments

        Michael Amato (age 56) was appointed Non-Executive Director of Santander UK on August 1, 2013. He is currently President and Chief Executive of Cimarron Inc. (since 2012). Previously, he was Global Chief Distribution and Product Management Director of Barclays Bank plc (2006-2012). Michael was also previously at Washington Mutual Bank (1982-2006) in a number of senior positions.

Abbey National Treasury Services plc

        The Issuer is a public limited liability company incorporated and registered in England and Wales under the Companies Act 1985. The Issuer was incorporated on January 24, 1989 with registered number 2338548. The Issuer is regulated by the Financial Conduct Authority and the Prudential Regulation Authority and is an authorized person with permission to accept deposits under FSMA.

        The Issuer is a wholly owned subsidiary of Santander UK. The Issuer and its subsidiaries are part of Banco Santander, which is the ultimate parent company. The shares of the Issuer are not traded on the London Stock Exchange.

  Business Overview

        The Issuer provides treasury, corporate and wholesale banking services. The Issuer provides these services to UK clients and also to the wider Santander UK Group, of which the Issuer is a significant part. The Issuer is also the treasury support function for the Santander UK Group. In this regard, the Issuer's role is to provide access to financial markets and central bank facilities in order to meet the

Santander UK Group's liquidity, funding, capital and balance sheet management requirements. As such, the Issuer is one of the main debt issuance vehicles in the Santander UK group.

        The Issuer's business divisions consist of:

  Corporate Banking

        Corporate Banking provides a wide range of products and financial services to UK companies. Corporate Banking products and services include loans, bank accounts, deposits and treasury services.

        The Large Corporates business offers specialist treasury services in fixed income and foreign exchange, lending, transactional banking services, capital markets and money markets to large multinational corporate customers. Lending includes syndicated loans and structured finance. Transactional banking includes trade finance and cash management. Money market activities include securities lending/borrowing and repos.

  Markets

        Markets offers risk management and other services to financial institutions, as well as other Santander UK divisions. Its main product areas are fixed income and foreign exchange, equity, capital markets and institutional sales.

  Corporate Centre

        Corporate Centre includes FMIR and the non-core portfolios of social housing loans and structured credit assets. FMIR is responsible for managing capital and funding, balance sheet composition, structural market risk and strategic liquidity risk for the Santander UK Group. The non-core portfolios are being run-down and/or managed for value.

  Recent Developments

        John Hennessy was appointed as a Director of the Issuer with effect from July 23, 2013. Luis de Sousa resigned as a director and CEO of the Company with effect from June 30, 2013. Jacques Ripoll is serving as the Issuer's CEO designate, subject to regulatory approval.

        John Hennessy (age 50) is an experienced Senior Risk professional, with over 20 years of international and front office experience gained at a senior level. He has a broad range of risk disciplines including financial, liquidity, market and credit risk. John Hennessy is currently the Deputy Chief Risk Officer & Oversight Director of Santander UK. Formerly, he was with Banco Santander, S.A. in their Madrid head office and in the New York Branch where he held a number of senior positions.

        Jacques Ripoll (age 47) joined the Santander UK Group in June 2013 to head its Global Banking & Markets Business. Prior to joining the group he had over 20 years of experience in a range of senior roles within Société Générale, including Head of Asset Management, Private Banking & Investor Services (2009-2013), Head of Group Corporate Strategy (2006-2009), Global Head of Sales & Trading—Non US Equities (2003-2006), and Global Head of Equity Finance (1998-2003).

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratios of earnings to fixed charges for the past five years prepared in accordance with International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board. For the purpose of calculating the ratios of earnings to fixed charges, earnings consist of profit on continuing operations before tax plus fixed charges. Fixed charges consist of interest payable, including the amortization of discounts and premiums on debt securities in issue.

Santander UK

	Years Ended December 31,
	2012	2011	2010	2009	2008
	(expressed as a percentage)
Ratio of Earnings to Fixed Charges:
Excluding Interest on Retail Deposits	169	217	363	202	137
Including Interest on Retail Deposits	126	133	166	143	118

ANTS

	Years Ended December 31,
	2012	2011	2010	2009	2008
	(expressed as a percentage)
Ratio of Earnings to Fixed Charges:
Excluding Interest on Retail Deposits	109	108	123	113	105
Including Interest on Retail Deposits	109	108	123	113	105

 USE OF PROCEEDS

        Unless otherwise disclosed in the accompanying prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes.

 EXCHANGE RATES

        The following tables set forth, for the periods indicated, certain information concerning the exchange rate for pounds sterling based on the noon buying rate in New York City for cable transfers in foreign currencies, as certified for customs purposes by the Federal Reserve Bank of New York, expressed in U.S. dollars per £1.00. No representation is made that amounts in pounds sterling have been, could have been or could be converted into U.S. dollars at the noon buying rate or at any other rate. The noon buying rate for U.S. dollars on August 2, 2013 was U.S.$1.53.

Calendar period	High US$ Rate	Low US$ Rate	Average(1) US$ Rate	Period end US$ Rate
Years ended December 31:
2012	1.63	1.53	1.59	1.63
2011	1.67	1.54	1.60	1.55
2010	1.64	1.43	1.55	1.54
2009	1.70	1.37	1.57	1.62
2008	2.03	1.44	1.85	1.46
Month:
August 2013(2)	1.53	1.51	1.52	1.53
July 2013	1.54	1.48	1.52	1.52
June 2013	1.55	1.52	1.55	1.52
May 2013	1.56	1.50	1.53	1.52
April 2013	1.55	1.51	1.53	1.55
March 2013	1.52	1.49	1.51	1.52
February 2013	1.58	1.51	1.55	1.52

(1)
The average of the noon buying rates on the last business day of each month during the relevant period.

(2)
With respect to August 2013 for the period from August 1 to August 2.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES

        The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of each series of debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to the debt securities so offered will be described in the prospectus supplement relating to those debt securities. As used in this description, the holder of a debt security is, with respect to a debt security in registered form, the registered owner of that debt security.

        When we refer to "debt securities" and "guarantee" in this prospectus, we mean the senior debt securities and senior guarantees, respectively. In this description, the references to "ANTS," the "Issuer," "we," "us" or "our" refer only to Abbey National Treasury Services plc (and not to any of its affiliates, including Santander UK) and references to "Santander UK" refer only to Santander UK plc (and not to any of its affiliates, including its subsidiaries and ANTS). The debt securities and the guarantees will be issued under a senior indenture (the "indenture") dated as of April 27, 2011, among ANTS, Santander UK and The Bank of New York Mellon, as trustee (the "trustee"). The indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The terms of the indenture include those provisions made part of the indenture by reference to the Trust Indenture Act of 1939 ("TIA").

        The following summaries of the material provisions of the debt securities, the guarantees and the indenture do not purport to be complete and are qualified in their entirety by reference to all the provisions of the indenture, including the definitions of certain terms which are provided in the indenture. Wherever particular defined terms of the indenture are referred to and those terms are not defined in this prospectus, such defined terms shall have the meanings assigned in the indenture and are incorporated by reference into this prospectus.

General

        The debt securities are not deposits and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other government agency of the United States, the United Kingdom or any other country.

        The indenture does not limit the amount of debt securities that we may issue. We may issue debt securities in one or more series. The relevant prospectus supplement for any particular series of debt securities will describe the terms of the offered debt securities, including some or all of the following terms:

  •
  their specific designation, authorized denomination and aggregate principal amount;

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  the price or prices at which they will be issued;

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  whether such debt securities will be dated debt securities with a specified maturity date or undated debt securities with no specified maturity date;

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  the annual interest rate or rates, or how to calculate the interest rate or rates;

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  the date or dates from which interest, if any, will accrue or the method, if any, by which such date or dates will be determined;

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  the times and places at which any interest payments are payable;

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  the terms of any mandatory or optional redemption, including the amount of any premium;

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  any modifications or additions to the events of defaults with respect to the debt securities offered;

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  the currency or currencies in which they are denominated and in which we will make any payments;

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  any index used to determine the amount of any payments on the debt securities;

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  any restrictions that apply to the offer, sale and delivery of the debt securities and the exchange of debt securities of one form for debt securities of another form;

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  whether and under what circumstances, if other than those described in this prospectus, we will pay additional amounts on the debt securities following certain developments with respect to withholding tax or information reporting laws and whether, and on what terms, if other than those described in this prospectus, we may redeem the debt securities following those developments; and

  •
  any listing on a securities exchange.

        In addition, the prospectus supplement will describe certain U.S. federal and UK tax considerations that may apply to any particular series of debt securities.

        Debt securities may bear interest at a fixed rate or a floating rate. Holders of debt securities shall have no voting rights except those described under the heading "—Modification and Waiver" below.

        We may, without the consent of the holders of the debt securities of any series, issue additional debt securities guaranteed by Santander UK, having the same ranking and same interest rate, maturity and other terms as the debt securities previously issued. Any additional debt securities having such similar terms, together with the debt securities previously issued, will constitute a single series of debt securities under the indenture.

Guarantee

        Santander UK will fully, unconditionally and irrevocably guarantee payment in full of principal, premium and interest on the debt securities that may become payable to the holders of debt securities issued by us. The guarantee is set forth in, and forms part of, the indenture under which debt securities will be issued by us. If, for any reason, we do not make any required payment in respect of our debt securities when due, Santander UK will cause the payment to be made to or to the order of the applicable trustee. The guarantee will be on a senior basis when the guaranteed debt securities are issued under the indenture. Holders of debt securities issued by us may sue Santander UK to enforce their rights under the guarantee without first suing any other person or entity. Santander UK or one of its wholly owned subsidiaries may, without the consent of the holders of the debt securities, assume all of our rights and obligations under the debt securities and upon such assumption, we will be released from its liabilities under the indenture and the debt securities.

Form of Debt Securities; Book-Entry System

  General

        Unless the relevant prospectus supplement states otherwise, the debt securities shall initially be represented by one or more global securities in registered form, without coupons attached, and will be deposited with or on behalf of one or more depositary, including, without limitation, The Depository Trust Company ("DTC"), Euroclear Bank S.A./N.V. ("Euroclear Bank"), as operator of the Euroclear System ("Euroclear") and/or Clearstream Banking, société anonyme ("Clearstream Luxembourg"), and will be registered in the name of such depositary or its nominee. Unless and until the debt securities are exchanged in whole or in part for other securities that we issue or the global securities are exchanged for definitive securities, the global securities may not be transferred except as a whole by the depositary to a nominee or a successor of the depositary.

        The debt securities may be accepted for clearance by DTC, Euroclear and Clearstream Luxembourg. Unless the relevant prospectus supplement states otherwise, the initial distribution of the debt securities will be cleared through DTC only. In such event, beneficial interests in the global debt securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including, as applicable, Euroclear and Clearstream Luxembourg.

        The laws of some states may require that certain investors in securities take physical delivery of their securities in definitive form. Those laws may impair the ability of investors to own interests in book-entry securities.

        So long as the depositary, or its nominee, is the holder of a global debt security, the depositary or its nominee will be considered the sole holder of such global debt security for all purposes under the indenture. Except as described below under the heading "—Issuance of Definitive Securities," no participant, indirect participant or other person will be entitled to have debt securities registered in its name, receive or be entitled to receive physical delivery of debt securities in definitive form or be considered the owner or holder of the debt securities under the indenture. Each person having an ownership or other interest in debt securities must rely on the procedures of the depositary, and, if a person is not a participant in the depositary, must rely on the procedures of the participant or other securities intermediary through which that person owns its interest to exercise any rights and obligations of a holder under the indenture or the debt securities.

  Payments on the Global Debt Security

        Payments of any amounts in respect of any global securities will be made by the trustee to the depositary. Payments will be made to beneficial owners of debt securities in accordance with the rules and procedures of the depositary or its direct and indirect participants, as applicable. Neither we nor Santander UK, nor the trustee nor any of our agents will have any responsibility or liability for any aspect of the records of any securities intermediary in the chain of intermediaries between the depositary and any beneficial owner of an interest in a global security, or the failure of the depositary or any intermediary to pass through to any beneficial owner any payments that we or Santander UK make to the depositary.

  The Clearing Systems

        DTC, Euroclear and Clearstream Luxembourg have advised us as follows:

        DTC.    DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC's participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

        Euroclear.    Euroclear holds securities for its participants and clears and settles transactions between its participants through simultaneous electronic book-entry delivery against payment. Euroclear provides various other services, including safekeeping, administration, clearance and settlement and securities lending and borrowing, and interfaces with domestic markets in several countries. Securities clearance accounts and cash accounts with Euroclear are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable law (collectively, the "Euroclear Terms and Conditions"). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear.

        Clearstream Luxembourg.    Clearstream Luxembourg is incorporated under the laws of The Grand Duchy of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries.

  Issuance of Definitive Securities

        So long as the depositary holds the global securities of a particular series of debt securities, such global securities will not be exchangeable for definitive securities of that series unless:

  •
  the depositary notifies the trustee that it is unwilling or unable to continue to act as depositary for the debt securities;

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  we are wound up and we fail to make a payment on the debt securities when due; or

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  at any time we determine at our option and in our sole discretion that the global securities of a particular series of debt securities should be exchanged for definitive debt securities of that series in registered form.

        Each person having an ownership or other interest in a debt security must rely exclusively on the rules or procedures of the depositary as the case may be, and any agreement with any direct or indirect participant of the depositary, including Euroclear or Clearstream Luxembourg and their participants, as applicable, or any other securities intermediary through which that person holds its interest, to receive or direct the delivery of possession of any definitive security. The indenture permits us to determine at any time and in our sole discretion that debt securities shall no longer be represented by global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global securities at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

        Unless otherwise specified in the prospectus supplement, definitive debt securities will be issued in registered form only. To the extent permitted by law, we, Santander UK, the trustee and any paying agent shall be entitled to treat the person in whose name any definitive security is registered as its absolute owner.

        Payments in respect of each series of definitive securities will be made to the person in whose name the definitive securities are registered as it appears in the register for that series of debt securities. Payments will be made in respect of the debt securities by check drawn on a bank in New York or, if the holder requests, by transfer to the holder's account in New York. Definitive securities should be presented to the paying agent for redemption.

        If we issue definitive debt securities of a particular series in exchange for a particular global debt security, the depositary, as holder of that global debt security, will surrender it against receipt of the definitive debt securities, cancel the book-entry debt securities of that series, and distribute the definitive debt securities of that series to the persons and in the amounts that the depositary specifies pursuant to the internal procedures of such depositary.

        If definitive securities are issued in the limited circumstances described above, those securities may be transferred in whole or in part in denominations of any whole number of securities upon surrender of the definitive securities certificates together with the form of transfer, duly completed and executed, at the specified office of a paying agent. If only part of a securities certificate is transferred, a new securities certificate representing the balance not transferred will be issued to the transferor within three business days after the paying agent receives the certificate. The new certificate representing the balance will be delivered to the transferor by uninsured post at the risk of the transferor, to the address of the transferor appearing in the records of the paying agent. The new certificate representing the securities that were transferred will be sent to the transferee within three business days after the paying agent receives the certificate transferred, by uninsured post at the risk of the holder entitled to the securities represented by the certificate, to the address specified in the form of transfer.

  Settlement

        Initial settlement for each series of debt securities and settlement of any secondary market trades in the debt securities will be made in same-day funds. Book-entry debt securities held through DTC will settle in DTC's Same-Day Funds Settlement System.

Payments

        We will make any payments of interest and principal on any particular series of debt securities on the dates and, in the case of payments of interest, at the rate or rates, that we set out in, or that are determined by the method of calculation described in, the relevant prospectus supplement.

Status

  Status of the Debt Securities and the Guarantees

        The debt securities will constitute our direct, unconditional, unsubordinated and unsecured obligations. The guarantees will constitute direct, unconditional, unsubordinated and unsecured obligations of Santander UK. In each case these obligations shall be without any preference among themselves and will rank at least equally with deposits and all other unsecured and unsubordinated obligations of us or Santander UK, as the case may be. This will be subject, in the event of insolvency, to laws of general applicability relating to or affecting creditors' rights. In addition, other unsecured and unsubordinated indebtedness may contain covenants, events of default and other provisions which are different from or which are not contained in the debt securities and the guarantees.

  General

        Holding Company Structure.    Because Santander UK is a holding company as well as an operating company, its rights and the rights of its creditors (including the holders of debt securities benefitting from the guarantees of Santander UK) to participate in the assets of any of its subsidiaries (other than in the case of debt securities issued by ANTS) upon the latter's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors, including, in the case of debt securities issued by ANTS, its depositors, except to the extent that Santander UK may itself be a creditor with recognized claims against such subsidiary. Under the terms of a guarantee dated May 10, 2012, ANTS agreed to guarantee the unsubordinated liabilities of Santander UK incurred prior to June 30, 2015. The effect of this guarantee is that creditors of ANTS would rank pari passu with Santander UK's direct creditors in the event of the insolvency of Santander UK.

        Currency.    To the extent that holders of the debt securities are entitled to any recovery with respect to the debt securities in any bankruptcy, winding up or liquidation, it is unclear whether such holders would be entitled in such proceedings to a recovery in dollars and may be entitled only to a recovery in pounds sterling, and, as a general matter, the right to claim for any amounts payable on debt securities may be limited by applicable insolvency law.

Additional Amounts

        Unless the relevant prospectus supplement provides otherwise, amounts to be paid on any series of debt securities or under the guarantee will be made without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the country in which we are or Santander UK is, as the case may be, organized or any political subdivision or authority thereof or therein having the power to tax (the "taxing jurisdiction"), unless such deduction or withholding is required by law. If at any time a taxing jurisdiction requires us to make such deduction or withholding, we, or Santander UK, as the case may be, will pay additional amounts with respect to the principal of, interest and any other payments on, the debt securities ("Additional Amounts") that are necessary in order that the net amounts paid to the holders of those debt securities, after the deduction or withholding, shall equal the amounts which would have been payable on that series of debt securities if the deduction or withholding had not been required. However, this will not apply to any such amount that would not have been payable or due but for the fact that:

  •
  the holder or the beneficial owner of the debt securities is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or physically present in, a taxing jurisdiction or otherwise having some connection with the taxing jurisdiction other than the holding or ownership of a debt security, or the collection of any payment of, or in respect of, principal of, or any interest or other payment on, any debt security of the relevant series or under the guarantee;

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  except in the case of a winding up in the UK, the relevant debt security is presented (where presentation is required) for payment in the UK;

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  the relevant debt security is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to the Additional Amounts on presenting the debt security for payment at the close of that 30 day period;

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  the holder or the beneficial owner of the relevant debt security or the beneficial owner of any payment of or in respect of principal of, or any interest or other payment on, the debt security failed to comply with a request by us or our liquidator or other authorized person addressed to the holder (x) to provide information concerning the nationality, residence or identity of the holder or the beneficial owner or (y) to make any declaration or other similar claim to satisfy any information requirement, which, in the case of (x) or (y) is required or imposed by a statute, treaty, regulation or administrative practice of a taxing jurisdiction as a precondition to exemption from all or part of the tax, assessment or other governmental charge;

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  the withholding or deduction is imposed on a payment to or for the benefit of an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directives;

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  the relevant debt security is presented (where presentation is required) for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting (where presentation is required) the relevant debt security to another paying agent in a member state of the European Union; or

  •
  any combination of the above items;

        nor shall Additional Amounts be paid with respect to the principal of, or any interest on, the debt securities or under the guarantee to any holder who is a fiduciary or partnership or settlor with respect to such fiduciary or a member of such partnership other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of any taxing jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts, had it been the holder.

        Whenever we refer in this prospectus and any prospectus supplement, in any context, to the payment of the principal of (and premium, if any) or interest or other payment on, or in respect of, any debt security of any series, we mean to include the payment of Additional Amounts to the extent that, in the context, Additional Amounts are, were or would be payable.

Redemption

        Unless the relevant prospectus supplement provides otherwise, we will have the option to redeem the debt securities of any series as a whole upon not less than 30 nor more than 60 days' notice to each holder of debt securities, on any interest payment date, at a redemption price equal to 100% of their principal amount together with any accrued but unpaid payments of interest, to the redemption date, or, in the case of discount securities, their accreted face amount if we determine that as a result of a change in or amendment to the laws or regulations of any taxing jurisdiction, including any treaty to which such taxing jurisdiction is a party, or a change in an official application or interpretation of those laws or regulations, including a decision of any court or tribunal, which becomes effective on or after the date of the applicable prospectus supplement:

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  in making any payments, on the particular series of debt securities or under the guarantee, we or Santander UK have paid or will or would on the next interest payment date be required to pay Additional Amounts;

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  payments, on the next interest payment date in respect of any of the series of debt securities, has been or would be treated as a "distribution," in each case within the meaning of Section 1000 of the Corporation Tax Act 2010 of the United Kingdom, or any statutory modification or re-enactment of the Act; or

  •
  on the next interest payment date we or Santander UK was not or would not be entitled to claim a deduction in respect of the payments in computing our UK taxation liabilities, or the value of the deduction to us would be materially reduced.

        In each case we shall be required, before we give a notice of redemption, to deliver to the trustee a written legal opinion of independent counsel of recognized standing in the relevant taxing jurisdiction, selected by us, in a form reasonably satisfactory to the trustee confirming that we are entitled to exercise our right of redemption.

        The relevant prospectus supplement will specify whether or not we may redeem the debt securities of any series, in whole or in part, at our option, in any other circumstances and, if so, the prices and any premium at which and the dates on which we may do so. Any notice of redemption of debt securities of any series will state, among other items:

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  the redemption date;

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  the amount of debt securities to be redeemed if less than all of the series is to be redeemed;

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  the redemption price;

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  that the redemption price will become due and payable on the redemption date and that payments will cease to accrue on such date;

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  the place or places at which each holder may obtain payment of the redemption price; and

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  the CUSIP, Common Code and/or ISIN number or numbers, if any, with respect to such debt securities

        In the case of a partial redemption, the trustee shall select the debt securities to be redeemed in any manner which it deems fair and appropriate.

        We, Santander UK or any of Santander UK's subsidiaries may at any time and from time to time purchase debt securities of any series in the open market or by tender (available to each holder of debt securities of the relevant series) or by private agreement, if applicable law allows. Any debt securities of any such series purchased by us, Santander UK or any of Santander UK's subsidiaries may be held, resold or surrendered by the purchaser thereof through us to the trustee or any paying agent for cancellation.

Modification and Waiver

        We, Santander UK, and the trustee may make certain modifications and amendments of the applicable indenture with respect to any series of debt securities without the consent of the holders of the debt securities. Other modifications and amendments may be made to the indenture with the consent of the holder or holders of not less than a majority in aggregate outstanding principal amount of the debt securities of the series outstanding under the indenture that are affected by the modification or amendment, voting as one class. However, no modifications or amendments may be made without the consent of the holder of each debt security affected that would:

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  change the stated maturity of the principal amount of any debt security;

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  reduce the principal amount of, the interest rates, or any premium payable upon the redemption of, or the payments with respect to any debt security;

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  change any obligation to pay Additional Amounts;

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  change the currency of payment;

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  impair the right to institute suit for the enforcement of any payment due and payable;

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  reduce the percentage in aggregate principal amount of outstanding debt securities of the series necessary to modify or amend the indenture or to waive compliance with certain provisions of the indenture and any past Event of Default, (as such term is defined below); or

  •
  modify the above requirements or requirements regarding waiver of past defaults.

Events of Default; Limitation of Remedies

  Event of Default

        Unless the relevant prospectus supplement provides otherwise, an "Event of Default" with respect to any series of debt securities shall result if:

  •
  we or Santander UK do not pay any principal or interest on any debt securities of that series within 14 days from the due date for payment and the principal or interest has not been duly paid within a further 14 days following written notice from the trustee or from holders of 25% in outstanding principal amount of the debt securities of that series to us or Santander UK requiring the payment to be made. It shall not, however, be an Event of Default if during the 14 days after the notice, we or Santander UK satisfy the trustee that such sums were not paid in order to comply with a law, regulation or order of any court of competent jurisdiction. Where there is doubt as to the validity or applicability of any such law, regulation or order, it shall not be an Event of Default if we or Santander UK act on the advice given to us during the 14 day period by independent legal advisers approved by the trustee; or

  •
  we or Santander UK breach any covenant or warranty of the indenture (other than as stated above with respect to payments when due) and that breach has not been remedied or waived within 60 days of receipt of a written notice from holders of at least 25% in outstanding principal amount of the debt securities of that series requiring the breach to be remedied; or

  •
  either a court of competent jurisdiction issues an order which is not successfully appealed within 30 days, or an effective shareholders' resolution is validly adopted, for our winding-up or Santander UK's winding-up (other than under or in connection with a scheme of reconstruction, merger or amalgamation not involving bankruptcy or insolvency).

        If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in outstanding principal amount of the debt securities of that series may at their discretion declare the debt securities of that series to be due and repayable immediately (and the debt securities of that series shall thereby become due and repayable) at their outstanding principal amount (or at such other repayment amount as may be specified in or determined in accordance with the relevant prospectus supplement) together with accrued interest, if any, as provided in the prospectus supplement. The trustee may at its discretion and without further notice institute such proceedings as it may think suitable, against us or Santander UK to enforce payment. Subject to the indenture provisions for the indemnification of or provision of security to the trustee, the holder(s) of a majority in aggregate principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series. However, this direction must not be in conflict with any rule of law or the indenture, and must not be unjustly prejudicial to the holder(s) of any debt securities of that series not taking part in the direction, as determined by the trustee. The trustee may also take any other action, consistent with the direction, that it deems proper.

        By accepting a debt security, each holder will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to the debt securities or the applicable indenture that they might otherwise have against us or Santander UK, whether before or during our winding up.

  General

        The holder or holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default with respect to the series, except a default in respect of the payment of interest, if any, or principal of (or premium, if any) or payments on any debt security or a covenant or provision of the applicable indenture which cannot be modified or amended without the consent of each holder of debt securities of such series.

        Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing with respect to the debt securities of any series, the trustee will be under no obligation to any holder or holders of the debt securities of the series, unless they have offered reasonable indemnity or security satisfactory to the trustee. Subject to the indenture provisions for the indemnification of or provision of security to the trustee, the holder or holders of a majority in aggregate principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series, if the direction is not in conflict with any rule of law or with the indenture and the trustee does not determine that the action would be unjustly prejudicial to the holder or holders of any debt securities of any series not taking part in that direction. The trustee may take any other action that it deems proper which is not inconsistent with that direction.

        The indenture provides that the trustee will, within 90 days after the occurrence of an Event of Default of which a responsible officer of the trustee has written notice with respect to the debt securities of any series known to it, give to each holder of the debt securities of the affected series notice of the Event of Default unless the Event of Default has been cured or waived. However, the trustee shall be protected in withholding notice if it determines in good faith that withholding notice is in the interest of the holders.

        We are required to furnish to the trustee annually a statement as to our compliance with all conditions and covenants under the indenture.

Consolidation, Merger and Sale of Assets; Assumption

        We or Santander UK may, without the consent of the holders of any of the debt securities, consolidate with, merge into or transfer or lease our assets substantially as an entirety to any person, provided that any successor corporation formed by any consolidation or amalgamation, or any transferee or lessee of our assets, is a company organized under the laws of the European Union or the laws of the United States, Canada, Australia or New Zealand that assumes, by a supplemental indenture, our obligations or, if applicable, Santander UK's obligations, on the debt securities, on the guarantees and under the indenture, and we procure the delivery of a customary officer's certificate and legal opinion providing that the conditions precedent to the transaction have been complied with.

        Subject to applicable law and regulation, Santander UK or any wholly-owned subsidiaries of Santander UK may assume our obligations under the debt securities of any series without the consent of any holder, provided that, if such subsidiary assumes such obligations, Santander UK confirms that its guarantees as guarantor will apply to such subsidiary's obligations under the debt securities of that series. Upon such assumption, all of our direct obligations under the debt securities of the series and the applicable indenture shall immediately be discharged. Any Additional Amounts under the debt securities of the series will be payable in respect of taxes imposed by the jurisdiction in which the assuming entity is incorporated, subject to exceptions equivalent to those that apply to any obligation to pay Additional Amounts in respect of taxes imposed by the taxing jurisdiction of the Issuer, rather than taxes imposed by the taxing jurisdiction in which the assuming entity is incorporated. However, if Santander UK makes payment under the guarantee, it shall be required to pay Additional Amounts related to taxes, subject to the exceptions described under the heading "—Additional Amounts" above, imposed by any taxing jurisdiction by reason of the guarantee payment. The entity that assumes our obligations will also be entitled to redeem the debt securities of the relevant series in the circumstances described in "—Redemption" above with respect to any change or amendment to, or change in the application or official interpretation of, the laws or regulations (including any treaty) of the assuming subsidiary's jurisdiction of incorporation which occurs after the date of the assumption.

        An assumption of our obligations under the debt securities of any series might be deemed for U.S. federal income tax purposes to be an exchange of those debt securities for new debt securities by each beneficial owner, resulting in a recognition of taxable gain or loss for those purposes and possibly certain other adverse tax consequences described below under the heading "Certain Tax Considerations—Certain U.S. Federal Income Tax Considerations—Change in Obligor of the Debt Instruments." You should consult your tax advisor regarding the U.S. federal, state and local income tax consequences of an assumption.

Governing Law

        The debt securities, the guarantees and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Notices

        All notices to holders of registered debt securities shall be validly given if in writing and mailed, first-class postage prepaid, to them at their respective addresses in the register maintained by the trustee.

The Trustee

        The Bank of New York Mellon, One Canada Square, London E14 5AL, is the trustee under the indenture. The trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the TIA. Subject to the provisions of the TIA, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of notes, unless offered reasonable indemnity by the holder against the costs, expense and liabilities which might be incurred thereby. We, Santander UK and certain of Santander UK's subsidiaries may maintain deposit accounts and conduct other banking transactions with The Bank of New York Mellon in the ordinary course of our business. The Bank of New York Mellon is also the book-entry depositary, issuing agent or paying agent with respect to certain of our, Santander UK's or certain of its subsidiaries' debt securities.

Consent to Service of Process

        Under the indenture, we and Santander UK irrevocably designate CT Corporation System at 111 Eighth Avenue, in the Borough of Manhattan, The City of New York, New York, as our authorized agent for service of process in any legal action or proceeding arising out of or relating to the indenture or any debt securities brought in any federal or state court in The City of New York, New York and we and Santander UK irrevocably submit to the jurisdiction of those courts.

CERTAIN TAX CONSIDERATIONS

Certain U.S. Federal Income Tax Considerations

Introduction

        The following is a summary of certain U.S. federal income tax considerations that may be relevant to a holder of a debt security. This summary deals only with holders that purchase debt securities at their issue as part of an initial offering and hold debt securities as capital assets for U.S. federal income tax purposes. It does not address tax considerations applicable to investors that may be subject to special tax rules, including banks or other financial institutions, tax-exempt entities, insurance companies, regulated investment companies, common trust funds, entities that are treated for U.S. federal income tax purposes as partnerships or other pass-through entities, controlled foreign corporations, dealers in securities or currencies, traders in securities that elect mark to market, persons that will hold debt securities as part of an integrated investment, including a straddle, a synthetic security or hedge or a conversion transaction, comprised of a debt security and one or more other positions, or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar.

        The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, in each case as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect.

        Persons considering the purchase of debt securities should consult their own tax advisors in determining the tax consequences to them of the purchase, ownership and disposition of debt securities, including the application to their particular situation of the U.S. federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws. U.S. federal income tax considerations relevant to classes of debt securities subject to special tax rules, such as dual currency debt securities or debt securities providing for contingent payments, will be provided in the applicable prospectus supplement. Purchasers of such debt securities should carefully examine the applicable prospectus supplement and should consult with their tax advisors with respect to those debt securities.

        Pursuant to U.S. Treasury Department Circular 230, holders of debt securities or prospective purchasers are hereby notified that: (a) any discussion of U.S. federal tax issues contained or referred to in this prospectus or any document referred to herein is not intended or written to be used, and cannot be used by debt security holders for the purpose of avoiding penalties that may be imposed under the Code; (b) such discussion is written for use in connection with the promotion or marketing of the transactions or matters addressed herein; and (c) debt security holders should seek advice based on their particular circumstances from an independent tax advisor.

        As used in this prospectus, the term U.S. Holder means:

  •
  a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is organized under the laws of the United States or any political subdivision thereof; or

  •
  any person otherwise subject to U.S. federal income taxation on a net income basis in respect of the debt security.

As used in this summary, the term "non-U.S. Holder" means a holder that is not a U.S. Holder.

U.S. Holders

  Payments of Interest

        Payments of qualified stated interest (as defined below under "Original Issue Discount") and Additional Amounts on a debt security will be taxable to a U.S. Holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the U.S. Holder's method of tax accounting.

        If such payments of interest are made relating to a debt security that is denominated in a foreign currency, the amount of interest income realized by a U.S. Holder that uses the cash method of tax accounting will be the U.S. dollar value of the specified currency payment based on the spot rate of exchange on the date of receipt regardless of whether the payment is converted into U.S. dollars. No exchange gain or loss will be recognized with respect to the receipt of such payment (other than exchange gain or loss realized on the disposition of the foreign currency so received). A U.S. Holder that uses the accrual method of tax accounting will accrue interest income on the foreign currency debt security in the relevant foreign currency and translate the amount accrued into U.S. dollars based on:

  •
  the average exchange rate in effect during the interest accrual period, or portion thereof within the holder's taxable year; or

  •
  at the holder's election, at the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within the accrual period if the accrual period spans more than one taxable year, or (2) the date of receipt, if that date is within five business days of the last day of the accrual period.

        Such an election must be applied consistently by the U.S. Holder to all debt instruments from year to year and can be changed only with the consent of the Internal Revenue Service ("IRS"). A U.S. Holder that uses the accrual method of tax accounting will recognize foreign currency gain or loss, which will be treated as ordinary income or loss, on the receipt of an interest payment made relating to a foreign currency debt security if the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Such foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt securities.

        Payments of interest on debt securities may be treated as foreign source income for the purposes of calculating that holder's foreign tax credit limitation. The limitation on foreign taxes eligible for the US foreign tax credit is calculated separately with respect to specific classes of income. The rules relating to foreign tax credits and the timing thereof are complex. You should consult your own tax advisors regarding the availability of a foreign tax credit under your particular situation.

  Original Issue Discount

        In General.    Debt securities with a term greater than one year may be issued with OID for U.S. federal income tax purposes. Such debt securities are called OID debt securities in this prospectus. U.S. Holders generally must accrue OID in gross income over the term of the OID debt securities on a constant yield basis, regardless of their regular method of tax accounting. As a result, U.S. Holders generally will recognize taxable income in respect of an OID debt security in advance of the receipt of cash attributable to such income.

        OID generally will arise if the stated redemption price at maturity of the debt security exceeds its issue price by more than a de minimis amount equal to 0.25% of the debt security's stated redemption price at maturity multiplied by the number of complete years to maturity. OID may also arise if a debt security has particular interest payment characteristics, such as stepped interest. For this purpose, the issue price of a debt security is the first price at which a substantial amount of debt securities is sold for cash, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a debt security is the sum of all payments due under the debt security, other than payments of qualified stated interest. The term qualified stated interest generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually during the entire term of the OID debt security at a single fixed rate of interest or, under particular conditions, based on one or more interest indices.

        For each taxable year of a U.S. Holder, the amount of OID that must be included in gross income in respect of an OID debt security will be the sum of the daily portions of OID for each day during that taxable year or any portion of the taxable year in which such a U.S. Holder held the OID debt security. Such daily portions are determined by allocating to each day in an accrual period a pro rata portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of an OID debt security, provided, however, that no accrual period may be longer than one year and each scheduled payment of principal or interest shall occur on the first day or the final day of a period.

        The amount of OID allocable to any accrual period generally will equal (1) the product of the OID debt security's adjusted issue price at the beginning of the accrual period multiplied by its yield to maturity (as adjusted to take into account the length of the accrual period), less (2) the amount, if any, of qualified stated interest allocable to that accrual period. In the case of an OID debt security that is a floating rate debt security, both the annual yield to maturity and the qualified stated interest will be determined for these purposes as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of some floating rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. The adjusted issue price of an OID debt security at the beginning of any accrual period will equal the issue price of the OID debt security, as defined above, (1) increased by previously accrued OID from prior accrual periods, and (2) reduced by any payment made on the debt security, other than payments of qualified stated interest, on or before the first day of the accrual period.

        Foreign Currency Debt Securities.    In the case of an OID debt security that is also a foreign currency debt security, a U.S. Holder should determine the U.S. dollar amount includible in income as OID for each accrual period by

  •
  calculating the amount of OID allocable to each accrual period in the specified currency using the constant-yield method described above and

  •
  translating the amount of the specified currency so derived at the average exchange rate in effect during that accrual period, or portion of the accrual period within a U.S. Holder's taxable year, or, at the U.S. Holder's election (as described above under "Payments of Interest"), at the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within the accrual period if the accrual period spans more than one taxable year, or (2) on the date of receipt, if that date is within five business days of the last day of the accrual period.

        All payments on an OID debt security, other than payments of qualified stated interest, will generally be viewed first as payments of previously accrued OID, to the extent thereof, with payments attributed first to the earliest accrued OID, and then as payments of principal. Upon the receipt of an amount attributable to OID, whether in connection with a payment of an amount that is not qualified stated interest or the disposition of the OID debt security, a U.S. Holder will recognize ordinary income or loss measured by the difference between (1) the amount received and (2) the amount accrued. The amount received will be translated into U.S. dollars at the spot rate of exchange on the date of receipt or on the date of disposition of the OID debt security. The amount accrued will be determined by using the rate of exchange applicable to such previous accrual.

        OID accrued with respect to an OID debt security or an OID debt security that is also a foreign currency debt security may be treated as foreign source income for the purposes of calculating that holder's foreign tax credit limitation. The limitation on foreign taxes eligible for the US foreign tax credit is calculated separately with respect to specific classes of income. The rules relating to foreign tax credits and the timing thereof are complex. You should consult your own tax advisors regarding the availability of a foreign tax credit under your particular situation.

        Floating Rate Debt Securities.    Floating rate debt securities generally will be treated as "variable rate debt instruments" under the OID regulations. Accordingly, the stated interest on a floating rate debt security generally will be treated as qualified stated interest and such a debt security will not have OID solely as a result of the fact that it provides for interest at a variable rate. If a floating rate debt security does not qualify as a "variable rate debt instrument," the debt security may be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. The applicable prospectus supplement will discuss the rules governing such debt securities.

        The debt securities may have special redemption, repayment or interest rate reset features, as indicated in the applicable prospectus supplement. Debt securities containing such features, in particular OID debt securities, may be subject to special rules that differ from the general rules discussed above. Accordingly, purchasers of debt securities with such features should carefully examine the applicable prospectus supplement and should consult with their tax advisors with respect to those debt securities.

  Short-Term Debt Securities

        The rules set forth above also will generally apply to debt securities having maturities of not more than one year from the date of issuance ("short-term debt securities"), with certain modifications.

        First, none of the interest on a short-term debt security is treated as qualified stated interest. Instead, interest on a short-term debt security is treated as part of the short-term debt security's stated redemption price at maturity, thereby giving rise to OID. Thus, all short-term debt securities will be OID debt securities. OID will be treated as accruing on a short-term debt security ratably or, at the election of a U.S. Holder, under a constant yield method.

        Second, a U.S. Holder of a short-term debt security that uses the cash method of tax accounting will generally not be required to include OID in respect of the short-term debt security in income on a current basis. Such a U.S. Holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. In addition, such a U.S. Holder will be required to treat any gain realized on a disposition of the debt security as ordinary income to the extent of the holder's accrued OID on the debt security, and as short-term capital gain to the extent the gain exceeds accrued OID. A U.S. Holder of a short-term debt security using the cash method of tax accounting may, however, elect to accrue OID into income on a current basis. In such case, the limitation on the deductibility of interest described above will not apply. A U.S. Holder using the accrual method of tax accounting generally will be required to include OID on a short-term debt security in income on a current basis.

        Third, any U.S. Holder of a short-term debt security, whether using the cash or accrual method of tax accounting, can elect to accrue the acquisition discount, if any, on the debt security on a current basis. If such an election is made, the OID rules will not apply to the debt security. Acquisition discount is the excess of the debt security's stated redemption price at maturity over the holder's purchase price for the debt security. Acquisition discount will be treated as accruing ratably or, at the election of the U.S. Holder, under a constant-yield method based on daily compounding.

        As described above, the debt securities may have special redemption features. These features may affect the determination of whether a debt security has a maturity of not more than one year and thus is a short-term debt security. Purchasers of debt securities with such features should carefully examine the applicable prospectus supplement and should consult their tax advisors in relation to such features.

  Debt Securities Purchased at a Premium

        A U.S. Holder that purchases a debt security for an amount in excess of the remaining redemption amount will be considered to have purchased the debt security at a premium and the OID rules will not apply to such holder. Such holder may elect to amortize such premium, as an offset to interest income, using a constant-yield method, over the remaining term of the debt security. Such election, once made, generally applies to all debt instruments held or subsequently acquired by the U.S. Holder on or after the beginning of the first taxable year to which the election applies. Such election may be revoked only with the consent of the IRS. A U.S. Holder that elects to amortize such premium must reduce its tax basis in a debt security by the amount of the premium amortized during its holding period. For a U.S. Holder that does not elect to amortize bond premium, the amount of such premium will be included in the U.S. Holder's tax basis when the debt security matures or is disposed of by the U.S. Holder. Therefore, a U.S. Holder that does not elect to amortize premium and holds the debt security to maturity will generally be required to treat the premium as capital loss when the debt security matures.

        Amortizable bond premium in respect of a foreign currency debt security will be computed in the specified currency and will reduce interest income in the foreign currency. At the time amortized bond premium offsets interest income, exchange gain or loss, which will be taxable as ordinary income or loss, will be realized on the amortized bond premium on such debt security based on the difference between (1) the spot rate of exchange on the date or dates such premium is recovered through interest payments on the debt security and (2) the spot rate of exchange on the date on which the U.S. Holder acquired the debt security.

  Purchase, Sale and Retirement of Debt Securities

        A U.S. Holder's tax basis in a debt security generally will equal the cost of that debt security to such holder

  (1)
  increased by any amounts includible in income by the holder as original issue discount ("OID") (as described below) and

  (2)
  reduced by any amortized premium and any payments other than payments of qualified stated interest (each as described below) made on the debt security.

        The cost of a foreign currency debt security to a U.S. Holder will be the U.S. dollar value of the foreign currency purchase price on the date of purchase. If a U.S. Holder receives a currency other than the U.S. dollar in respect of the disposition of a debt security, the amount realized will be the U.S. dollar value of the specified currency received calculated at the exchange rate in effect on the date of disposition.

        In the case of a foreign currency debt security that is traded on an established securities market, a U.S. Holder generally should determine the U.S. dollar value of (1) the cost of the debt security and (2) the amount realized in respect of the disposition of the debt security by translating the amount paid in foreign currency into its U.S. dollar value at the spot rate of exchange on the applicable date. For U.S. Holders using the cash method of tax accounting, the applicable date is the settlement date of the purchase or disposition. For U.S. Holders using the accrual method of tax accounting, the applicable date is the trade date, unless the holder elects to use the spot rate applicable to cash method U.S. Holders. Such election must be applied consistently by the U.S. Holder to all debt instruments from year to year and can be changed only with the consent of the IRS. The amount of any subsequent adjustments to a U.S. Holder's tax basis in a foreign currency debt security in respect of OID and premium will be determined in the manner described under "Original Issue Discount" and "debt securities Purchased at a Premium" below.

        Upon the sale, exchange, retirement or other taxable disposition (collectively, a "disposition") of a debt security, a U.S. Holder generally will recognize gain or loss equal to the difference between (1) the amount realized on the disposition, less any accrued qualified stated interest, which will be taxable in the manner described above under "Payments of Interest," and (2) the U.S. Holder's adjusted tax basis in the debt security. If a U.S. Holder receives a specified currency other than the U.S. dollar in respect of the disposition of a debt security, the amount realized will be the U.S. dollar value of the specified currency received calculated at the spot rate of exchange on the date of disposition of the debt security.

        Except as discussed below in connection with foreign currency gain or loss and short-term debt securities, gain or loss recognized by a U.S. Holder on the sale, exchange, retirement or other taxable disposition of a debt security will generally be long term capital gain or loss if the U.S. Holder's holding period for the debt security exceeded one year at the time of such disposition. If you are an individual holder, the net amount of long-term capital gain generally will be subject to taxation at reduced rates. Your ability to offset capital losses against ordinary income is limited.

        Gain or loss recognized by a U.S. Holder on the sale, exchange, retirement or other taxable disposition of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held the debt security.

  Change in Obligor of the Debt Instruments

        The tax treatment of a change in obligor on a debt security will depend upon whether the modification of the debt securities results in a "deemed" exchange for United States Federal income or withholding tax purposes. Under general principles of federal income tax law, the modification of a debt instrument creates a deemed exchange upon which gain or loss may be realized (a "Deemed Exchange") if the modified debt instrument differs materially either in kind or in extent from the original debt instrument (a "significant modification"). Under applicable regulations, special rules apply to determine whether there has been a Deemed Exchange in the case of a change in obligor. A change of obligor is treated as giving rise to a Deemed Exchange unless the change takes place pursuant to a specified type of transaction, such as a tax-free reorganization. The determination of whether a change in obligor gives rise to a Deemed Exchange will be made at the time of such change and will depend upon the circumstances of the substitution in obligor and whether there is a change in payment expectations. You should consult your own tax advisors regarding the tax consequences of a change in obligor.

  Information Reporting and Backup Withholding

        Information returns may be required to be filed with the IRS relating to payments made to particular U.S. Holders of debt securities. In addition, U.S. Holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. U.S. Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the debt securities. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

United Kingdom Taxation

        The comments below, which are of a general nature and are based on the Issuer's understanding of current UK law and H.M. Revenue & Customs practice, describe only the UK withholding tax treatment of payments of interest in respect of the debt securities. They are not exhaustive. They do not deal with any other UK taxation implications of acquiring, holding or disposing of debt securities. Prospective holders of debt securities who are in any doubt as to their tax position or who may be subject to tax in a jurisdiction other than the UK are strongly advised to consult their own professional advisers.

  1.
  Provided the Issuer continues to be a bank within the meaning of section 991 of the Income Tax Act 2007 and provided interest on the debt securities which it issues is paid in the ordinary course of its business, the Issuer is entitled to make payments of interest on such debt securities without withholding or deduction for or on account of income tax.

  2.
  So long as the debt securities are and continue to be admitted to trading on a "recognized stock exchange" within the meaning of section 1005 of the Income Tax Act 2007, payment of interest on the debt securities may be made without withholding or deduction for or on account of income tax (whether or not paragraph 1 applies).

  3.
  In other cases, absent any other relief or exemption (such as a direction by H.M. Revenue & Customs that interest may be paid without withholding or deduction for or on account of tax to a specified holder following an application by that holder under an applicable double tax treaty), an amount must generally be withheld on account of income tax at the savings rate (currently 20%) from payments of interest on the debt securities.

  4.
  If interest is paid under deduction of UK income tax (for example, if the debt securities cease to be listed on a recognized stock exchange), debt security holders who are not resident in the UK may be able to recover all or part of the tax deducted if there is an appropriate provision in an applicable double taxation treaty.

  5.
  The interest paid on the debt securities will have a UK source and accordingly may be chargeable to UK tax by direct assessment. In this event, where the interest is paid without withholding or deduction, the interest will not be assessed to UK tax in the hands of holders of the debt securities (other than certain trustees) who are not resident for tax purposes in the UK, except where such persons carry on a trade, profession or vocation in the UK through a UK branch or agency or, in the case of corporate holders, carry on a trade through a permanent establishment in the UK, in each case being a trade, profession, vocation or permanent establishment in connection with which the interest is received or to which the debt securities are attributable; in such a case tax may be levied on the UK branch, agency or permanent establishment. There are exemptions for interest received by certain categories of agents (such as some brokers and investment managers).

  6.
  The above description of the UK withholding tax position assumes that there will be no substitution of the Issuer and does not consider the tax consequences of any such substitution.

  7.
  Where debt securities are issued on terms that a premium is or may be payable on redemption, as opposed to being issued at a discount, then it is possible that any such element of premium may constitute a payment of interest and be subject to withholding on account of income tax as outlined in the preceding paragraphs.

  8.
  Where debt securities are issued at an issue price of less than 100% of their principal amount, any payments in respect of the accrued discount element on any such debt securities will not be made subject to any withholding or deduction for or on account of income tax.

  9.
  Where interest has been paid under deduction of income tax, holders who are not resident in the UK may be able to recover all or part of the tax deducted under an appropriate provision of an applicable double taxation treaty.

Payments by a Guarantor

  10.
  If a Guarantor makes any payments under the Guarantee in respect of interest on the debt securities (or in respect of other amounts due under the debt securities other than the repayment of amounts subscribed for the debt securities), such payments may be subject to UK withholding tax at the basic rate (currently 20%), subject to such relief as may be available under the provisions of any applicable double taxation treaty or to any other exemption which may apply. Such payments by a Guarantor may not be eligible for the exemptions from UK withholding tax described above.

  11.
  As set out in more detail in Section 12.02 of the indenture, if a Guarantor is at any time required by law to deduct or withhold an amount in respect of any withholding taxes in respect of payments under the Guarantee, that Guarantor must, subject to certain exceptions, pay such additional amounts as shall result in receipt by the holders of such amounts as would have been received by them had no such deduction or withholding been required.

Power of H.M. Revenue & Customs to obtain information and disclose that information to other tax authorities

  12.
  In certain circumstances, H.M. Revenue & Customs has power to obtain information (including the name and address of the beneficial owner of the interest) from any person in the UK who either pays or credits interest to, or receives interest for the benefit of, another person. H.M. Revenue & Customs also has the power, in certain circumstances, to obtain information from any person in the UK who pays amounts on the redemption of debt securities which are issued at a discount to, or receives such amounts on behalf of, another person, although H.M. Revenue & Customs' published practice indicates that H.M. Revenue & Customs will not exercise its power to acquire this information in respect of amounts payable on redemption where such amounts are paid on or before April 5, 2014. Such information may include the name and address of the beneficial owner of the amount payable on redemption. Any information obtained in respect of payments of interest or amounts payable on redemption may, in certain circumstances, be exchanged by H.M. Revenue & Customs with the tax authorities of the jurisdiction in which the holder is resident for tax purposes.

EC Council Directive

  13.
  Under EC Council Directive 2003/48/EC on the taxing of savings income, Member States are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State or to certain types of entities established in that other Member State. However, for a transitional period, Luxembourg and Austria are instead required (unless during such period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent on the conclusion of certain other agreements relating to information exchange with other countries). A number of non-EU countries and territories, including Switzerland, have adopted similar measures (a withholding system in the case of Switzerland).

  14.
  The European Commission has proposed certain amendments to the Savings Directive which may, if implemented, amend or broaden the scope of the requirements described above.

  15.
  The Savings Directive does not preclude Member States from levying other types of withholding tax.

PLAN OF DISTRIBUTION

General

        The Issuer may sell all or part of the debt securities from time to time on terms determined at the time such debt securities are offered for sale to or through underwriters or through selling agents. The Issuer may also sell such debt securities directly to other purchasers. The names of any such underwriters or selling agents in connection with the offer and sale of any series of debt securities will be set forth in the accompanying prospectus supplement relating thereto.

        The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If the Issuer uses underwriters in the sale of such debt securities, they will acquire those debt securities for their own account and such debt securities may be resold from time to time in one or more transactions. Such debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters' obligations to purchase such debt securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of such debt securities if any of such debt securities are purchased.

        In connection with the sale of debt securities, the underwriters may receive compensation from the Issuer or from purchasers of debt securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters, and any discounts or commissions received by them from the Issuer and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such compensation received from the Issuer will be described in the accompanying prospectus supplement.

        Underwriters, dealers, selling agents and other persons may be entitled, under agreements which may be entered into with the Issuer and/or Santander UK, to indemnification by the Issuer and/or Santander UK against certain civil liabilities, including liabilities under the Securities Act.

        Each series of debt securities will be a new issue of securities with no established trading market. In the event that debt securities of a series offered hereunder are not listed on a national securities exchange, certain broker-dealers may make a market in such debt securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the debt securities of any series or as to the liquidity of the trading market for such debt securities.

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), any underwriter, dealer or agent in connection with an offering of securities will be required to represent and agree that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of securities which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of such securities to the public in that Relevant Member State:

  (a)
  at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  at any time to fewer than 100, or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriter nominated by the Issuer for any such offer;

  (c)
  at any time if the denomination per security being offered amounts to at least €100,000 (or equivalent); or

  (d)
  at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided, that no such offer of debt securities referred to in (a) to (d) above shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or to supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" shall mean Directive 2010/73/EU.

        Any underwriter, dealer or agent in connection with an offering of securities will be required to represent and agree that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any securities in circumstances in which Section 21(1) of the FSMA would not apply to the Issuer or Santander UK if both the Issuer and Santander UK were not authorized persons; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any securities in, from or otherwise involving the UK.

LEGAL OPINIONS

        Cleary Gottlieb Steen & Hamilton LLP, our U.S. counsel, and Slaughter and May, English solicitors for Santander UK and ANTS, will pass upon certain legal matters relating to the debt securities and the guarantees to be offered hereby for Santander UK and ANTS.

EXPERTS

        The consolidated financial statements, incorporated in this prospectus by reference from Santander UK's and ANTS' Annual Reports on Form 20-F have been audited by Deloitte LLP, an independent registered public accounting firm as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements of Santander UK and (2) express an unqualified opinion on the consolidated financial statements of ANTS and includes an explanatory paragraph regarding the restatement of the ANTS' 2011 accompanying consolidated financial statements). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.    Indemnification of Directors and Officers

Except as hereinafter set forth, there is no provision of the Articles of Association of Santander UK plc or Abbey National Treasury Services plc, or any contract, arrangement or statute under which any director or officer of the registrants are insured or indemnified in any manner against any liability that he may incur in his capacity as such.

    Deed of Indemnity

Santander UK plc ("the Company") has entered into Deeds of Indemnity ("the indemnities") with (a) any director of the Company, (b) any director of its subsidiaries (as defined in section 1159 of the Companies Act 2006, as amended, and including any modification or re-enactment of it for the time being in force), (c) any director of other companies where such person has been nominated in writing by the Company as its representative on the board of such Companies for the time being, (d) the Company Secretary of the Company and/or any Associated Company (as defined in section 256 of the Companies Act 2006, as amended, and including any modification or re-enactment of it for the time being in force) and (e) all persons employed by the Company and/or its subsidiaries for the time being who are approved by the Financial Services Authority to perform a Controlled Function 1 to 20 as defined in the FSA Handbook under SUP 10.4 (as amended or updated from time to time) (together referred to as the "beneficiaries" of the indemnities). Subject to the provisions of the indemnities, the Company shall, to the fullest extent permitted by law and without prejudice to any other indemnity to which the beneficiary may otherwise be entitled, indemnify the beneficiary in respect of all claims, actions and proceedings, whether civil, criminal or regulatory ("Claims"), and any losses, damages, penalties, liabilities, compensation or other awards arising in connection with any such Claims ("Liabilities") in connection with, the exercise of, or failure to exercise, any of the beneficiaries' powers, duties or responsibilities in his capacity as beneficiary.

Article 81 of Santander UK plc's Articles of Association provides:

  "81.1
  Subject to the provisions of the Act, the Company may:

    81.1.1
    indemnify to any extent any person who is or was a director, or a director of an associated company, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any loss or liability, whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by him or otherwise, in relation to the Company or any associated company; or

    81.1.2
    indemnify to any extent any person who is or was a director of an associated company that is a trustee of an occupational pension scheme, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any liability incurred by him in connection with the Company's activities as trustee of an occupational pension scheme.

  81.2
  Companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate."

Article 82 of Santander UK plc's Articles of Association provides:

"Subject to the provisions of the Act, the Company may purchase and maintain insurance for any person who is or was a director, or a director of any associated company, against loss or liability,

whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by him or otherwise, in relation to the Company or any associated company."

Article 34 of Abbey National Treasury Services plc's Articles of Association provides:

"To the extent permitted by law, the Company may indemnify any director of the Company or of any associated company against any liability and may purchase and maintain for any director of the Company or of any associated company insurance against any liability. The Company may also fund a director's expenditure and that of a director of any holding company of the Company for the purposes permitted under the Act and may do anything to enable a director or a director of any holding company of the Company to avoid incurring such expenditure as provided in the Act. No director of the Company or of any associated company shall be accountable to the Company or the members for any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the Company. Regulation 118 of Table A shall not apply and Regulation 83 of Table A shall be modified accordingly."

The relevant provisions of the Companies Act of 2006 (referred to as the Act in Article 34 of Abbey National Treasury Services plc's Articles of Association, and Articles 81 and 82 of Santander UK plc's Articles of Association) are sections 205, 206, 232, 233, 234, 235, 236, 237, 238, 463 and 1157. Section 205 provides:

"(1) Approval is not required under section 197, 198, 200 or 201 (requirement of members' approval for loans etc) for anything done by a company—(a) to provide a director of the company or of its holding company with funds to meet expenditure incurred or to be incurred by him—(i) in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or (ii) in connection with an application for relief (see subsection (5)), or (b) to enable any such director to avoid incurring such expenditure, if it is done on the following terms.

(2) The terms are—(a) that the loan is to be repaid, or (as the case may be) any liability of the company incurred under any transaction connected with the thing done is to be discharged, in the event of—(i) the director being convicted in the proceedings, (ii) judgment being given against him in the proceedings, or (iii) the court refusing to grant him relief on the application; and (b) that it is to be so repaid or discharged not later than—(i) the date when the conviction becomes final, (ii) the date when the judgment becomes final, or (iii) the date when the refusal of relief becomes final.

(3) For this purpose a conviction, judgment or refusal of relief becomes final—(a) if not appealed against, at the end of the period for bringing an appeal; (b) if appealed against, when the appeal (or any further appeal) is disposed of.

(4) An appeal is disposed of—(a) if it is determined and the period for bringing any further appeal has ended, or (b) if it is abandoned or otherwise ceases to have effect.

(5) The reference in subsection (1)(a)(ii) to an application for relief is to an application for relief under—section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct)."

Section 206 provides:

"Approval is not required under section 197, 198, 200 or 201 (requirement of members' approval for loans etc) for anything done by a company—(a) to provide a director of the company or of its holding company with funds to meet expenditure incurred or to be incurred by him in defending himself—(i) in an investigation by a regulatory authority, or (ii) against action proposed to be taken by a regulatory authority, in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or (b) to enable any such director to avoid incurring such expenditure."

Section 232 provides:

"(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—(a) section 233 (provision of insurance), (b) section 234 (qualifying third party indemnity provision), or (c) section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company's articles from making such provision as has previously been lawful for dealing with conflicts of interest."

Section 233 provides:

"Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection."

Section 234 provides:

"(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company. Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—(a) any liability of the director to pay—(i) a fine imposed in criminal proceedings, or (ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or (b) any liability incurred by the director—(i) in defending criminal proceedings in which he is convicted, or (ii) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or (iii) in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5) For this purpose—(a) a conviction, judgment or refusal of relief becomes final—(i) if not appealed against, at the end of the period for bringing an appeal, or (ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and (b) an appeal is disposed of—(i) if it is determined and the period for bringing any further appeal has ended, or (ii) if it is abandoned or otherwise ceases to have effect.

(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under—section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct)."

Section 235 provides:

"(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2) Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company's activities as trustee of the scheme. Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—(a) any liability of the director to pay—(i) a fine imposed in criminal proceedings, or (ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or (b) any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5) For this purpose—(a) a conviction becomes final—(i) if not appealed against, at the end of the period for bringing an appeal, or (ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and (b) an appeal is disposed of—(i) if it is determined and the period for bringing any further appeal has ended, or (ii) if it is abandoned or otherwise ceases to have effect.

(6) In this section "occupational pension scheme" means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust."

Section 236 provides:

"(1) This section requires disclosure in the directors' report of—(a) qualifying third party indemnity provision, and (b) qualifying pension scheme indemnity provision. Such provision is referred to in this section as "qualifying indemnity provision."

(2) If when a directors' report is approved any qualifying indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, the report must state that such provision is in force.

(3) If at any time during the financial year to which a directors' report relates any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that such provision was in force.

(4) If when a directors' report is approved qualifying indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, the report must state that such provision is in force.

(5) If at any time during the financial year to which a directors' report relates any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that such provision was in force."

Section 237 provides:

(1) This section has effect where qualifying indemnity provision is made for a director of a company, and applies—(a) to the company of which he is a director (whether the provision is made by that company or an associated company), and (b) where the provision is made by an associated company, to that company.

(2) That company or, as the case may be, each of them must keep available for inspection—(a) a copy of the qualifying indemnity provision, or (b) if the provision is not in writing, a written memorandum setting out its terms.

(3) The copy or memorandum must be kept available for inspection at—(a) the company's registered office, or (b) a place specified in regulations under section 1136.

(4) The copy or memorandum must be retained by the company for at least one year from the date of termination or expiry of the provision and must be kept available for inspection during that time.

(5) The company must give notice to the registrar—(a) of the place at which the copy or memorandum is kept available for inspection, and (b) of any change in that place, unless it has at all times been kept at the company's registered office.

(6) If default is made in complying with subsection (2), (3) or (4), or default is made for 14 days in complying with subsection (5), an offence is committed by every officer of the company who is in default.

(7) A person guilty of an offence under this section is liable on summary conviction to a fine not exceeding level 3 on the standard scale and, for continued contravention, a daily default fine not exceeding one-tenth of level 3 on the standard scale.

(8) The provisions of this section apply to a variation of a qualifying indemnity provision as they apply to the original provision.

(9) In this section "qualifying indemnity provision" means—(a) qualifying third party indemnity provision, and (b) qualifying pension scheme indemnity provision."

Section 238 provides:

"(1) Every copy or memorandum required to be kept by a company under section 237 must be open to inspection by any member of the company without charge.

(2) Any member of the company is entitled, on request and on payment of such fee as may be prescribed, to be provided with a copy of any such copy or memorandum. The copy must be provided within seven days after the request is received by the company.

(3) If an inspection required under subsection (1) is refused, or default is made in complying with subsection (2), an offence is committed by every officer of the company who is in default.

(4) A person guilty of an offence under this section is liable on summary conviction to a fine not exceeding level 3 on the standard scale and, for continued contravention, a daily default fine not exceeding one-tenth of level 3 on the standard scale.

(5) In the case of any such refusal or default the court may by order compel an immediate inspection or, as the case may be, direct that the copy required be sent to the person requiring it."

Section 463 provides:

"(1) The reports to which this section applies are—(a) the directors' report, (b) the directors' remuneration report, and (c) a summary financial statement so far as it is derived from either of those reports.

(2) A director of a company is liable to compensate the company for any loss suffered by it as a result of—(a) any untrue or misleading statement in a report to which this section applies, or (b) the omission from a report to which this section applies of anything required to be included in it.

(3) He is so liable only if—(a) he knew the statement to be untrue or misleading or was reckless as to whether it was untrue or misleading, or (b) he knew the omission to be dishonest concealment of a material fact.

(4) No person shall be subject to any liability to a person other than the company resulting from reliance, by that person or another, on information in a report to which this section applies.

(5) The reference in subsection (4) to a person being subject to a liability includes a reference to another person being entitled as against him to be granted any civil remedy or to rescind or repudiate an agreement.

(6) This section does not affect—(a) liability for a civil penalty, or (b) liability for a criminal offence."

Section 1157 provides:

"(1) If in proceedings for negligence, default, breach of duty or breach of trust against—(a) an officer of a company, or (b) a person employed by a company as auditor (whether he is or is not an officer of the company), it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—(a) he may apply to the court for relief, and (b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper."

Regulation 83 of Table A provides:

"The directors may be paid all travelling, hotel, and other expenses properly incurred by them in connection with their attendance at meetings of directors or committees of directors or general meetings or separate meetings of the holders of any class of shares or of debentures of the company or otherwise in connection with the discharge of their duties."

Regulation 118 of Table A provides:

"Subject to the provisions of the Act but without prejudice to any indemnity to which a director may otherwise be entitled, every director or other officer or auditor of the company shall be indemnified out of the assets of the company against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the company."

Item 9.    Exhibits

Number	Description
1	Form of Underwriting Agreement.
4.1	Senior Debt Indenture, dated as of April 27, 2011 between Abbey National Treasury Services plc, Santander UK plc and The Bank of New York Mellon, as trustee.
4.2	Form of senior fixed rate debt securities.
4.3	Form of senior floating rate debt securities.
5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP, U.S. counsel to the Registrants.
5.2	Opinion of Slaughter and May, English solicitors to the Registrants.
12.1
Computation of Santander UK plc Ratios of Earnings to Fixed Charges (incorporated by reference to Exhibit 7.1 of Santander UK plc's Annual Report on Form 20-F for the year ended December 31, 2012 filed with the Securities and Exchange Commission on March 20, 2013).
12.2
Computation of Abbey National Treasury Services plc Ratios of Earnings to Fixed Charges (incorporated by reference to Exhibit 7.1 of Abbey National Treasury Services plc's Annual Report on Form 20-F for the year ended December 31, 2012 filed with the Securities and Exchange Commission on March 22, 2013).
23.1	Consent of Deloitte LLP (Santander UK plc).
23.2	Consent of Deloitte LLP (Abbey National Treasury Services plc).
23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in 5.1 above).
23.4	Consent of Slaughter and May (included in 5.2 above).
24	Powers of attorney (included on the signature pages of this registration statement).
25	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York Mellon as Trustee on Form T-1.

Item 10.    Undertakings

        (a)   The undersigned Registrants hereby undertake:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

    provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by Santander UK pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   To file a post-effective amendment to this registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrants include in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to this registration statement, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (5)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

            (i)    Each prospectus filed by the Registrants pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

            (ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

          (6)   That, for the purpose of determining liability of the Registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrants undertake that in a primary offering of securities of the undersigned Registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)    Any preliminary prospectus or prospectus of the undersigned Registrants relating to the offering required to be filed pursuant to Rule 424;

            (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrants or used or referred to by the undersigned Registrants;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrants or its securities provided by or on behalf of an undersigned Registrants; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned Registrants to the purchaser.

        (b)   The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants' annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (d)   The Registrants hereby undertake that:

          (i)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (ii)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in London, England, on August 9, 2013.

SANTANDER UK PLC
By:	/s/ STEPHEN JONES Name: Stephen Jones Title: Director, Chief Financial Officer

POWER OF ATTORNEY

        Know all persons by these presents that each of the undersigned constitutes and appoints each other director listed below, jointly and severally, his or her true and lawful attorneys-in-fact and agents with full and several power of substitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, and supplements to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 9, 2013.

By:	/s/ ANA BOTÍN Name: Ana Botín Title: Director, Chief Executive Officer
By:	/s/ STEPHEN JONES Name: Stephen Jones Title: Director, Chief Financial Officer
By:	/s/ TERENCE BURNS Name: Terence Burns Title: Director, Chairman
By:	/s/ STEPHEN PATEMAN Name: Stephen Pateman Title: Director, Head of UK Banking

By:	/s/ JOSÉ MARÍA NUS Name: José María Nus Title: Director, Chief Risk Officer
By:	/s/ JUAN RODRÍGUEZ INCIARTE Name: Juan Rodríguez Inciarte Title: Director, Deputy Chairman
By:	/s/ MICHAEL AMATO Name: Michael Amato Title: Director
By:	/s/ ROY BROWN Name: Roy Brown Title: Director
By:	/s/ JOSÉ MARÍA CARBALLO Name: José María Carballo Title: Director
By:	/s/ BRUCE CARNEGIE-BROWN Name: Bruce Carnegie-Brown Title: Director
By:	/s/ ANTONIO ESCÁMEZ TORRES Name: Antonio Escámez Torres Title: Director
By:	/s/ JOSÉ MARÍA FUSTER Name: José María Fuster Title: Director
By:	/s/ ROSEMARY THORNE Name: Rosemary Thorne Title: Director

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed the registration statement in the capacity of the duly authorized representative of Santander UK plc in the United States.

By:	/s/ DONALD PUGLISI Name: Donald Puglisi

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in London, England, on August 9, 2013.

ABBEY NATIONAL TREASURY SERVICES PLC
By:	/s/ STEPHEN JONES Name: Stephen Jones Title: Authorized Signatory

POWER OF ATTORNEY

        Know all persons by these presents that each of the undersigned constitutes and appoints each other director listed below, jointly and severally, his or her true and lawful attorneys-in-fact and agents with full and several power of substitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, and supplements to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 9, 2013.

By:	/s/ JACQUES RIPOLL Name: Jacques Ripoll Title: Chief Executive Officer Designate of Abbey National Treasury Services plc (regulatory approval pending)
By:	/s/ DAVID GREEN Name: David Green Title: Director, Director of Financial Reporting and Accounting for Santander UK plc (principal financial officer of Abbey National Treasury Services plc)

By:	/s/ STEPHEN PATEMAN Name: Stephen Pateman Title: Director, Head of UK Banking for Santander UK plc
By:	/s/ JUSTO GÓMEZ Name: Justo Gómez Title: Director, Finance Director of Santander UK plc
By:	/s/ JOHN HENNESSY Name: John Hennessy Title: Director, Deputy Chief Risk Officer of Santander UK plc

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed the registration statement in the capacity of the duly authorized representative of Abbey National Treasury Services plc in the United States.

By:	/s/ DONALD PUGLISI Name: Donald Puglisi

EXHIBIT INDEX

Number	Description
1	Form of Underwriting Agreement.
4.1	Senior Debt Indenture, dated as of April 27, 2011 between Abbey National Treasury Services plc, Santander UK plc and The Bank of New York Mellon, as trustee.
4.2	Form of senior fixed rate debt securities.
4.3	Form of senior floating rate debt securities.
5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP, U.S. counsel to the Registrants.
5.2	Opinion of Slaughter and May, English solicitors to the Registrants.
12.1
Computation of Santander UK plc Ratios of Earnings to Fixed Charges (incorporated by reference to Exhibit 7.1 of Santander UK plc's Annual Report on Form 20-F for the year ended December 31, 2012 filed with the Securities and Exchange Commission on March 20, 2013).
12.2
Computation of Abbey National Treasury Services plc Ratios of Earnings to Fixed Charges (incorporated by reference to Exhibit 7.1 of Abbey National Treasury Services plc's Annual Report on Form 20-F for the year ended December 31, 2012 filed with the Securities and Exchange Commission on March 22, 2013).
23.1	Consent of Deloitte LLP (Santander UK plc).
23.2	Consent of Deloitte LLP (Abbey National Treasury Services plc).
23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in 5.1 above).
23.4	Consent of Slaughter and May (included in 5.2 above).
24	Powers of attorney (included on the signature pages of this registration statement).
25	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York Mellon as Trustee on Form T-1.